Exhibit 5.1

October 7, 2021 File No.: 328015.00001
TMC the metals company Inc. 595 Howe Street, 10th Floor Vancouver, British Columbia V6C 2T5

Dear Sirs/Mesdames:

Re:	TMC the metals company Inc. – Registration Statement on Form S-1

We have acted as Canadian counsel to TMC the metals company Inc., a corporation continued under the laws of the Province of British Columbia (the “Corporation”), in connection with the filing of a registration statement on Form S-1 (as may be amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to, among other securities, the issuance of up to an aggregate of 24,500,000 common shares without par value in the capital of the Corporation (collectively, the “Primary Shares”), which consists of up to:

(i)	9,500,000 common shares without par value in the capital of the Corporation (the “Private Placement Warrant Shares”) that are issuable upon the exercise of up to 9,500,000 warrants issued in a private placement in connection with the initial public offering of Sustainable Opportunities Acquisition Corp. (“SOAC”), which continued under the laws of the Province of British Columbia and changed its name to that of the Corporation, at an exercise price of $11.50 per common share (the “Private Placement Warrants”); and

(ii)	15,000,000 common shares without par value in the capital of the Corporation (the “Public Warrant Shares”) that are issuable upon the exercise of up to 15,000,000 warrants issued in connection with the initial public offering of SOAC at an exercise price of $11.50 per common share (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

The Registration Statement also relates to the offer and sale by certain security holders of the Corporation named in the Registration Statement (the “Selling Securityholders”) of up to an aggregate of 247,875,716 common shares without par value in the capital of the Corporation (collectively, the “Resale Shares”), which consists of up to:

(i)	9,500,000 Private Placement Warrant Shares;

(ii)	11,578,620 common shares without par value in the capital of the Corporation (the “Allseas Warrant Shares”) that may be issued upon exercise of the warrants held by Allseas Group S.A. (the “Allseas Warrants”);

(iii)	6,759,000 common shares without par value in the capital of the Corporation (the “Founder Shares”) held by SOAC’s sponsor, Sustainable Opportunities Holdings LLC (the “Sponsor”), SOAC’s former directors and certain of their transferees;

(iv)	11,030,000 common shares without par value in the capital of the Corporation issued to certain investors pursuant to a private placement (the “PIPE Shares”);

(v)	129,615,899 common shares without par value in the capital of the Corporation (the “Legacy DeepGreen Shares”) issued to certain former shareholders of DeepGreen Metals Inc. (“Legacy DeepGreen”) in connection with (a) a plan of arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”) and (b) the transactions contemplated by a business combination agreement dated March 4, 2021 among SOAC, Legacy DeepGreen and 1291924 B.C. Unlimited Liability Company (the “Business Combination Agreement”);

(vi)	77,277,244 common shares without par value in the capital of the Corporation issuable to certain former shareholders of Legacy DeepGreen upon the conversion of the following shares in the capital of the Corporation issued pursuant to the Arrangement and the Business Combination Agreement: (a) 4,999,973 Class A Special Shares, (b) 9,999,853 Class B Special Shares, (c) 9,999,853 Class C Special Shares, (d) 19,999,855 Class D Special Shares, (e) 19,999,855 Class E Special Shares, (f) 19,999,855 Class F Special Shares, (g) 24,999,860 Class G Special Shares, and (h) 24,999,860 Class H Special Shares, each of which is automatically convertible into common shares without par value in the capital of the Corporation on a one-for-one basis (unless adjusted in accordance with their respective terms) if certain price per common share thresholds are met (collectively, “DeepGreen Earnout Conversion Shares”);

(vii)	1,241,000 common shares without par value in the capital of the Corporation (the “Sponsor Earnout Conversion Shares”) issuable to the Sponsor and its transferees upon the conversion of 500,000 Class I Special Shares and 741,000 Class J Special Shares in the capital of the Corporation that were issued pursuant to the Business Combination Agreement, with each such Special Share being automatically convertible into common shares without par value in the capital of the Corporation on a one-for-one basis (unless adjusted in accordance with their respective terms) if certain common share price thresholds are met; and

(viii)	873,953 common shares without par value in the capital of the Corporation authorized to be issued to five service providers of Legacy DeepGreen (the “Service Provider Shares”).

The Warrants were issued pursuant to a warrant agreement, dated as of May 8, 2020, between SOAC and Continental Stock Transfer & Trust Company (the “Warrant Agreement”).

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have participated in the preparation of and/or examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement.

We have also examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Warrant Agreement, including the form of certificate representing the Warrants; and

2.	the certificate representing the Allseas Warrants,

the Registration Statement, Warrant Agreement and Allseas Warrants, collectively, the “Transaction Documents”.

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of continuation dated September 9, 2021 issued pursuant to the BCBCA relating to the Corporation;

2.	a certificate of good standing dated October 6, 2021 issued pursuant to the BCBCA relating to the Corporation; and

3.	a certificate signed by the Chief Financial Officer of the Corporation dated as of the date hereof addressed to our firm, containing certain additional corporate information of a factual nature and attaching the constating documents of the Corporation, including the certificate of continuation, notice of articles and articles of the Corporation (collectively, the “Constating Documents”), the resolutions of the directors of the Corporation authorizing and approving the issuance of the Primary Shares and the Resale Shares (the “Authorizing Resolutions”), the central securities registers of each class of shares outstanding of SOAC dated September 8, 2021 (the “SOAC Securities Registers”), certified copies of the central securities registers of each class of shares outstanding of the Corporation dated September 9, 2021 (the “Corporation Securities Registers”) upon completion of the Arrangement, the final order of the Supreme Court of British Columbia dated June 25, 2021 with respect to the Arrangement, and the closing certificate executed by the Corporation, Legacy DeepGreen and 1291924 B.C. Unlimited Liability Company confirming that the parties are satisfied that the conditions precedent to complete the Agreement have been satisfied and confirming the effective date and effective time of the Arrangement (the “Officer’s Certificate”).

As to various questions of fact material to the opinions provided herein, we have relied upon the Officer’s Certificate.

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Applicable Laws”).

C.	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	that the Officer’s Certificate continues to be accurate on the date hereof;

4.	that all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained;

5.	that the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors;

6.	that each of the Transaction Documents constitutes a legal, valid and binding obligation of the parties thereto, other than the Corporation, enforceable against each of the parties thereto in accordance with its terms;

7.	each of the Warrant Agreement, the Warrants and the Allseas Warrants constitutes a legal, valid and binding obligation of the Corporation and the other parties thereto, enforceable against each of the parties thereto in accordance with its terms and the execution and delivery thereof was duly authorized by the parties thereto;

8.	the continuation of SOAC to become a company existing under BCBCA (the “Continuation”), being the Corporation, including the re-designation of the Class A ordinary fully paid shares (the “Class A Shares”) and Class B ordinary fully paid ordinary shares (the “Class B Shares”) of SOAC into common shares of the Corporation upon completion of such Continuation, was duly authorized in accordance with the laws of SOAC’s jurisdiction of incorporation;

9.	the SOAC Securities Registers remain accurate and correct as of immediately prior to the completion of the Continuation, and each of the shares set out in the SOAC Securities Registers were validly issued, fully paid and non-assessable shares in the capital of SOAC in accordance with the laws of SOAC’s jurisdiction of incorporation as of the Continuation Time, issued to the shareholders of SOAC as indicated on the SOAC Securities Registers, including the 6,759,000 Class B Shares that were re-designated to become the Founder Shares upon completion of the Continuation;

10.	the Corporation Securities Register was accurate and correct as of September 9, 2021 following completion of the Arrangement;

11.	6,759,000 Class B Shares were re-designated to become the Founder Shares upon completion of the Continuation; and

12.	that if any obligation under any document is required to be performed in a jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under the laws of that jurisdiction.

D.	Reliance

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

E.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

1.	The Primary Shares have been authorized for issuance and when issued in compliance with the provisions of the Warrant Agreement, including due exercise of such warrants and the receipt by the Corporation of consideration required, will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

2.	The Resale Shares, other than any Private Placement Warrant Shares, Allseas Warrant Shares, DeepGreen Earnout Conversion Shares Sponsor Earnout Conversion Shares and the Service Provider Shares included in the Resale Shares, are validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

3.	The Allseas Warrant Shares have been authorized for issuance and when issued in compliance with the provisions of the Allseas Warrants, including due exercise of such warrants and the receipt by the Corporation of consideration required, will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

4.	The DeepGreen Earnout Conversion Shares have been authorized for issuance and when issued in compliance with the Articles will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

5.	The Sponsor Earnout Conversion Shares have been authorized for issuance and when issued in compliance with the Articles will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

6.	The Service Provider Shares have been authorized for issuance and when issued in compliance with the Articles and the Authorizing Resolutions, including the receipt by the Corporation of consideration required, will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

F.	Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor or as to the actual receipt by the Corporation of any consideration for the issuance of such securities.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the reference to us under the headings “Legal Matters” and “Selling Securityholders” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours truly,

FASKEN MARTINEAU DuMOULIN LLP